Exhibit 9.1

VOTING AGREEMENT

VOTING AGREEMENT (hereinafter referred to as this “Agreement”), dated as of [•], 2020, among Alexander Karp, Stephen Cohen and Peter Thiel (each, a “Founder” and, collectively, the “Founders”) and Wilmington Trust, National Association, as the grantee of the proxies and powers of attorney to be delivered hereunder (the “Grantee”) and not in its capacity as trustee under the Founder Voting Trust (as defined below). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Amended and Restated Certificate of Incorporation of Palantir Technologies Inc., a Delaware corporation (the “Company”), duly adopted in accordance with the General Corporation Law of the State of Delaware and filed with the Secretary of State of the State of Delaware on [•], 2020, as it may be amended or otherwise modified from time to time (the “Certificate of Incorporation”).

RECITALS

WHEREAS, on August 25, 2020, the Company publicly filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, a registration statement on Form S-1 relating to the resale of shares of Class A common stock, par value $0.001 per share, of the Company by certain of its stockholders (the “Direct Listing”), which registration statement has not yet been declared effective;

WHEREAS each Founder is a stockholder of the Company;

WHEREAS, in connection with the Direct Listing, substantially concurrently with their execution and delivery of this Agreement, the Founders collectively will cause to be established the Founder Voting Trust, of which each Founder is a beneficiary and Wilmington Trust, National Association, is the initial trustee (not in its individual capacity, but solely as trustee under such Founder Voting Trust);

WHEREAS, substantially concurrently with his execution and delivery of this Agreement, each Founder will deposit 335,000 shares of Class B common stock, par value $0.001 per share, of the Company (such class of shares, “Class B Common Stock”) in the Founder Voting Trust;

WHEREAS, upon the consummation of certain transactions relating to the Direct Listing, including the amendment and restatement of the Certificate of Incorporation, each share of Class B Common Stock held in the Founder Voting Trust will be exchanged for one share of the Company’s Class F common stock, par value $0.001 per share (each, a “Class F Share” and, such class of shares, the “Class F Common Stock”); and

WHEREAS each of the Founders and the Grantee desires to enter into this Agreement to set forth certain matters with respect to certain shares of capital stock of the Company held or owned, directly or indirectly, by each of the Founders and certain of their affiliates.

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations contained herein, the parties hereto agree as follows:

1.	Definitions. Unless the context otherwise requires, for the purposes of this Agreement, the following terms shall have the meanings specified below.

(a)

“Below Minimum Continuing Founder” means, with respect to any Continuing Founder, on any date of determination, (i) such Continuing Founder, together with his Approved Affiliates, holds or owns, directly or indirectly, an aggregate number of Corporation Equity Securities that is less than such Continuing Founder’s Pro Rata Share and (ii) a Below Minimum Event has occurred and is continuing.

(b)	“Below Minimum Event” means, on any date of determination, the Founder Block is less than the Ownership Threshold.

(c)	“Continuing Founder” means, on any date of determination, any Founder that is then a party to this Agreement.

(d)	“Designated Stockholder Parties” means, with respect to Peter Thiel, each of the entities listed on Schedule I and Schedule II hereto.

(e)

“Disabled” means, with respect to a Founder, a court of competent jurisdiction has determined in a final non-appealable order that such Founder is permanently and totally disabled and unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death within 12 months, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(f)

“Expiration Date” means the date that is the earlier to occur of: (i) the termination of the Founder Voting Trust (other than any termination that occurs in connection with a Reorganization) and (ii) the business day (which shall be any day other than a Saturday, Sunday or legal holiday in the State of Delaware) following the death of the last Continuing Founder.

(g)	“Founder Voting Trust” means the voting trust established pursuant to the Voting Trust Agreement and any successor to such voting trust following a Reorganization.

(h)	[Reserved].

(i)

“Subject Shares” means, with respect to a Person, any Corporation Equity Securities entitled to vote on a matter submitted to a vote of the stockholders of the Company (other than shares of Class F Common Stock) that are held or owned, directly or indirectly, by such Person and for which such Person either has (i) sole voting power or (ii) shared voting power and, in the case of this clause (ii), the power and authority to grant, or to cause to be granted, a proxy and power of attorney with respect to such Corporation Equity Securities.

(j)

“Vote Notification” means, (i) with respect to any matter subject to a vote of holders of one or more classes or series of capital stock of the Company, the manner in which the shares of Class F Common Stock held in the Founder Voting Trust will be voted by the Trustee, and (ii) with respect to any matter subject to an action by written consent by the holders of one or more classes or series of capital stock of the Company, whether consents corresponding to the shares of Class F Common Stock held in the Founder Voting Trust will be delivered or not delivered by the Trustee, in the case of each of clause (i) and (ii), as so notified to the Grantee by the Trustee in writing.

2.

Proxy Appointment. On the date hereof, each Founder shall enter into and cause his Designated Stockholder Parties, as applicable, to enter into a proxy and power of attorney substantially in the form included in Exhibit A hereto with respect to (i) his Subject Shares, (ii) any Subject Shares of any of his Designated Stockholder Parties and (iii) any other shares of capital stock of the Company entitled to vote on a matter submitted to a vote of the stockholders of the Company (other than shares of Class F Common Stock) as volunteered by such Founder or any of his Designated Stockholder Parties. If, after the date hereof, a controlled affiliate of a Continuing Founder owns or acquires, directly or indirectly, any Subject Shares, and such controlled affiliate has not executed, or is not bound by, a proxy and power of attorney substantially in the form included in Exhibit A hereto with respect to such Subject Shares, then such Continuing Founder shall, prior to, or substantially concurrently with, any such ownership or acquisition, cause such controlled affiliate to execute and deliver to the Grantee a proxy and power of attorney substantially in the form included in Exhibit A hereto with respect to such Subject Shares. For the avoidance of doubt, the terms of this Agreement do not restrict the ability of a Founder or any of its affiliates to transfer any Corporation Equity Securities that they hold or own, directly or indirectly, subject to the proxy and power of attorney execution requirements in this Section 2 with respect to certain transfers to a controlled affiliate of a Continuing Founder.

3.	Grantee Responsibilities.

(a)

For any matter subject to a vote of holders of one or more classes or series of capital stock of the Company, at a meeting of the stockholders of the Company, the Grantee shall vote (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve the matter or elect the director nominee) all shares of capital stock of the Company entitled to vote thereon for which it has been granted a proxy and power of attorney in accordance with this Agreement, and shall take all necessary and appropriate action in order to ensure that all such shares are voted, as a whole, in the same manner as the shares of Class F Common Stock held in the Founder Voting Trust will be voted (even if the shares of Class F Common Stock have zero votes per share with respect to such matter), as notified to the Grantee in the applicable Vote Notification. The Grantee shall not vote any such shares if it has not received an applicable Vote Notification.

(b)

For any matter subject to an action by written consent by holders of one or more classes or series of capital stock of the Company, the Grantee shall deliver consent or not deliver consent, as the case may be, to such action with respect to all shares of capital stock of the Company entitled to vote thereon for which it has been granted a proxy and power of attorney in accordance with this Agreement, as a whole, in the same manner as the consents will be delivered or not delivered with respect to the shares of Class F Common Stock held in the Founder Voting Trust (even if the shares of Class F Common Stock have zero votes per share with respect to such matter), as notified to the Grantee in the applicable Vote Notification. The Grantee shall not deliver a consent for any such shares if it has not received an applicable Vote Notification.

(c)

With respect to each matter that is submitted to a vote of the stockholders of the Company, the Grantee shall, on or promptly after the applicable record date, submit to the Secretary and each Continuing Founder the number, by class or series, of Founder Shares as of the applicable record date. In submitting such number, the Grantee shall be entitled to rely, without inquiry, on information provided to the Grantee by the Continuing Founders in writing regarding the number, by class or series, of Designated Founders’ Excluded Shares as of the applicable record date.

(d)

The Grantee undertakes to perform such duties, and only such duties, as are specifically set forth in this Section 3 of this Agreement. No implied covenants or obligations shall be read into this Agreement against the Grantee. If this Agreement requires that the Grantee receive a Vote Notification from the Trustee or written notice from one or more Continuing Founders prior to the taking of an action hereunder, under no circumstances shall the Grantee take such action without first having received such Vote Notification or written notice. The Grantee does not have any discretion hereunder and is acting in a purely ministerial capacity. Neither the Grantee nor any of its officers, directors, employees, agents or affiliates shall have any implied duties (including common law fiduciary duties) or liabilities under this Agreement or with respect to the Continuing Founders or any other person, which implied duties and liabilities are hereby eliminated. The Grantee shall not be answerable or accountable to the Continuing Founders under any circumstances except that the Grantee shall be liable, in its individual capacity, (i) for its own gross negligence, bad faith, willful misconduct or fraud, or (ii) for any taxes on or measured by the fees received by Grantee for acting as Grantee hereunder or for services rendered in connection with the transactions contemplated hereby.

(e)

In the absence of bad faith on its part, the Grantee may conclusively rely upon any notices, instructions, directions, certificates or opinions furnished to the Grantee and conforming to the requirements of this Agreement. The Grantee may comply with any order or decree of any court of competent jurisdiction

(f)

The Grantee shall not be personally liable or accountable to any person or entity under any circumstances; provided, however, that the Grantee may be liable to the Continuing Founders for the Grantee’s own gross negligence, bad faith, willful misconduct or fraud; provided, further, that the Grantee shall have no personal liability for any error or judgment made in good faith by any employee or agent of the Grantee unless such person was grossly negligent.

(g)

The Grantee shall at no time have any responsibility or liability for or with respect to the legality, validity and enforceability of this Agreement or any of the securities of the Company. The Grantee shall not be responsible for or in respect of and makes no representation as to the validity or sufficiency of any provision of this Agreement or for the due execution hereof by the other parties hereto, or for the form, character, genuineness, sufficiency, value or validity of any of the securities of the Company, and the Grantee shall in no event assume or incur any liability, duty or obligation to any Continuing Founder, other than as expressly provided for herein.

(h)

The Grantee shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the instructions, notices or directions provided to it in a Vote Notification, if applicable, by the Trustee or by any Continuing Founder in accordance with and subject to this Agreement.

(i)

No provision of this Agreement or any other document or instrument related hereto shall require the Grantee to expend or risk funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder.

(j)

The Grantee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation under this Agreement or otherwise or in relation to this Agreement, at the request, order or direction of any Continuing Founder, unless such Continuing Founder has or have offered to the Grantee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred by the Grantee therein or thereby. The right of the Grantee to perform any discretionary act enumerated in this Agreement (if any) shall not be construed as a duty, and the Grantee shall not be personally liable or accountable for the performance of any such act except as specifically provided in this Section 3.

(k)

The Grantee shall not be required to take any action hereunder or otherwise if the Grantee shall have reasonably determined, or shall have been advised by counsel, that such action is likely to result in liability on the part of the Grantee or is contrary to the terms hereof or is otherwise contrary to law.

(l)

Whenever the Grantee is unable to decide between alternative courses of action permitted or required by the terms of this Agreement, or is unsure as to the application, intent, interpretation or meaning of any provision of this Agreement, the Grantee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Continuing Founders requesting instruction as to the course of action to be adopted, and, to the extent the Grantee acts in good faith in accordance with any such unanimous instruction received, the Grantee shall not be liable on account of such action to any person or entity. If the Grantee shall not have received unanimous instructions within ten calendar days of sending such notice (or within such shorter period of time as reasonably may be specified in such notice or may be necessary under the circumstances) it may refrain from taking any action and the Grantee shall have no liability to any person or entity for any such inaction.

(m)

The Grantee shall incur no liability to anyone in acting upon any signature, instrument, notice, instruction, direction, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties and need not investigate any fact or matter in any such document as long as the Grantee has otherwise satisfied its obligations under this Agreement. The Grantee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the method of the determination of which is not specifically prescribed herein, the Grantee may for all purposes hereof rely on a certificate, signed by the president or any vice president or by the treasurer or other authorized officers of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Grantee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(n)

The Grantee shall receive as compensation for its services hereunder such fees as have been separately agreed to on or before the date hereof pursuant to a separate agreement. To the extent that reasonable costs and expenses not contemplated by such fee agreement are incurred by the Grantee in the administration of this Agreement which are not due to gross negligence or bad faith on the Grantee’s part, the Grantee shall send written notice to the Continuing Founders itemizing such costs or expenses and requesting reimbursement for such reasonable costs and expenses. The Continuing Founders hereby agree to reimburse the Grantee for such reasonable costs and expenses. The obligations of the Continuing Founders contained in this Section 3(n) shall survive the resignation or removal of the Grantee and the termination of this Agreement. All expenses and obligations incurred by the Continuing Founders under this Section 3(n) shall be allocated to the Continuing Founders pro rata based on the number of Continuing Founders at the time such expenses and obligations are incurred.

(o)

Each Continuing Founder, severally and not jointly, shall at all times (i) defend, indemnify and hold harmless the Grantee from and against any claim, damage, loss, liability, cost or expense of any kind or character whatsoever arising out of, from, or in conjunction with this Agreement or the Grantee’s execution of or performance or inaction under this Agreement, except to the extent such claim, damage, loss, liability, cost or expense is found by a final non-appealable judgment of any court of competent jurisdiction to have resulted from the Grantee’s own gross negligence, bad faith, willful misconduct or fraud, and (ii) pay in advance all costs and expenses of any proceeding with respect to which the Grantee shall be made a party thereto (including reasonable fees and expenses of counsel), subject to receipt of an undertaking by or on behalf of the Trustee to repay such amounts if it shall ultimately be determined that the Trustee is not entitled to be indemnified under this Section 3(o). All expenses and obligations incurred by the Continuing Founders under this Section 3(o) shall be allocated to the Continuing Founders pro rata based on the number of Continuing Founders at the time such expenses and obligations are incurred. The indemnities and other rights set forth in this Section 3(o) shall be in addition to any other rights of the Grantee hereunder or at common law or otherwise and shall survive the resignation or removal of the Grantee and the termination of this Agreement.

(p)

The Grantee shall not be personally liable for any losses due to forces beyond its reasonable control, including strikes, work stoppages, pandemics, epidemics, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, and closures mandated by executive or other similar orders.

(q)

Any corporation into which the Grantee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Grantee shall be a party, or any corporation to which substantially all the corporate trust business of the Grantee may be transferred, shall be the Grantee under this Agreement without further act.

(r)	The Grantee shall not be personally liable for any damages in the nature of special, indirect or consequential damages, however styled, including lost profits.

(s)

The Grantee shall have the discretion and right to select and employ legal counsel to assist it in the exercise and performance of its authority and obligations, and the Grantee may rely upon the advice so obtained, and may pay to them reasonable compensation, which shall be promptly reimbursed by the Continuing Founders. The Grantee shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, unless the loss to the Continuing Founders was primarily caused by the gross negligence, bad faith, willful misconduct or fraud of the Grantee as determined in a final and non-appealable judgment by a court of competent jurisdiction. All expenses and obligations incurred by the Continuing Founders under this Section 3(s) shall be allocated to the Continuing Founders pro rata based on the number of Continuing Founders at the time such expenses and obligations are incurred.

4.	Ownership Threshold.

(a)

On or promptly following the date of this Agreement, the Continuing Founders shall calculate each Continuing Founder’s Pro Rata Share. Each Continuing Founder’s Pro Rata Share shall be memorialized in a certificate, which shall be acknowledged in writing by each Continuing Founder and delivered to the Company upon request. The Pro Rata Shares set forth in such certificate shall thereafter be final and conclusive.

(b)

On or promptly following the date of this Agreement, and from time to time thereafter, the Continuing Founders shall discuss and agree in writing the number and/or nature of Corporation Equity Securities that each Continuing Founder and his Approved Affiliates shall hold or own, directly or indirectly, from time to time for purposes of determining the occurrence of a Below Minimum Event and the satisfaction of the Ownership Threshold.

(c)

If at any time a Continuing Founder becomes a Below Minimum Continuing Founder, within 30 days he shall provide written notice of such occurrence to the other Continuing Founders. If a Continuing Founder has remained a Below Minimum Continuing Founder for a six-month period, then the Continuing

Founders shall discuss and consult with one another regarding how such Continuing Founder can cease to be a Below Minimum Continuing Founder; provided, however, that unless the Continuing Founder ceases to be a Below Minimum Continuing Founder, the other Continuing Founders shall be entitled, in their sole discretion and by their unanimous decision, to require the Below Minimum Continuing Founder to withdraw from this Agreement and from the Voting Trust Agreement pursuant to and in accordance with Section 6 and the applicable provisions of the Voting Trust Agreement, respectively. Each Continuing Founder constitutes and appoints each other Continuing Founder, with full power of substitution and re-substitution, to be his true and lawful attorney and in his name, place and stead to execute all instruments and to take any action that shall be necessary to effectuate the withdrawal from this Agreement and from the Voting Trust Agreement of such Continuing Founder to the extent that the other then existing Continuing Founders require such withdrawal pursuant to and in accordance with the proviso to the immediately preceding sentence.

5.	Continuing Founder Reporting.

(a)

Each Continuing Founder shall furnish to the Company such information as may be required by the Certificate of Incorporation in the time period prescribed therein and any other information reasonably requested by the Company with respect to such Continuing Founder to support its administration of the stock ledger and stockholder voting rights, promptly following a request therefor. If at any time the Grantee fails to submit to the Secretary the information required to be submitted by the Grantee pursuant to Section 3(c), the Continuing Founders shall, in a single writing, submit such information to the Secretary on or promptly after the applicable record date.

(b)

To the extent that any Continuing Founder designates any securities as Designated Founders’ Excluded Shares in accordance with the Certificate of Incorporation, such Continuing Founder shall concurrently notify the Grantee in writing of the number, by class or series, of securities so designated. Each Continuing Founder shall promptly furnish to the Grantee such information as the Grantee may require from time to time regarding the number, by class or series, of Designated Founders’ Excluded Shares or Founder Shares.

6.

Withdrawal. Any Continuing Founder may withdraw from this Agreement at any time, with or without the prior consent of any other party hereto, by concurrently (i) delivering an irrevocable written notice of withdrawal from this Agreement to the Company, the Grantee, the Trustee and to each other Continuing Founder (a “Voting Agreement Withdrawal Notice”) and (ii) delivering an irrevocable written notice of withdrawal from the Voting Trust Agreement to the Company, the Grantee, the Trustee and to each other Continuing Founder pursuant to and in accordance with the Voting Trust Agreement (a “Voting Trust Withdrawal Notice”). Upon the delivery of a Voting Agreement Withdrawal Notice and the corresponding Voting Trust Withdrawal Notice, such Continuing Founder shall immediately cease to be a party to this Agreement, and the proxy and power of attorney granted pursuant to Section 2 by such Continuing Founder and, if applicable, any of his Designated Stockholder Parties and controlled affiliates, shall be automatically revoked without further action by any Person.

7.

Removal. A Continuing Founder shall immediately cease to be a party to this Agreement, and the proxy and power of attorney granted pursuant to Section 2 by such Continuing Founder and, if applicable, any of his Designated Stockholder Parties and controlled affiliates, shall be automatically revoked without further action by any Person, (a) upon his death, (b) when he is determined to be Disabled (in accordance with the definition thereof) or (c) when a Voting Trust Withdrawal Notice with respect to such Continuing Founder is properly delivered pursuant to and in accordance with the Voting Trust Agreement. Each Continuing Founder shall provide written notice to the Grantee upon the occurrence of any such event with respect to a Founder, and prior to such notice the Grantee shall be entitled to act as if no such event has occurred.

8.

Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, (a) nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of a party hereto, for any breach of this Agreement prior to the termination of this Agreement or prior to such party’s withdrawal or removal from this Agreement and (b) this Section 8 and Sections 1, 3(n), 3(o) and 9 shall survive any termination of this Agreement.

9.	Miscellaneous and General.

(a)

Amendments; Waivers; Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the Continuing Founders; provided, however, that any amendment or modification to this Agreement that would have an adverse effect on the rights or obligations of the Grantee shall not be effective without the affirmative consent of the Grantee. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. To the extent this Agreement is amended, supplemented, waived or otherwise modified, a copy of the Agreement, as amended, will be provided promptly to the Company.

(b)

Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), with each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c)	Governing Law and Venue; Waiver of Jury Trial.

(i)

THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, IN EACH CASE WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES THEREOF

THAT OTHERWISE WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. In any action or proceeding between the parties arising out of or relating to this Agreement, each of the parties hereby (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (B) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (C) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9(d) shall be effective service of process for any such action.

(ii)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(C).

(d)

Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours, and on the next business day if sent after normal business hours, (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Alexander Karp:

Alexander C. Karp

c/o Wipfli LLP

43 Constitution Drive, Suite 100

Bedford, NH 03110

Email: akarp@palantir.com

if to Stephen Cohen:

Stephen Cohen

1555 Blake Street, Suite 250

Denver, CO 80202

Email: scohen@palantir.com

            afisken@palantir.com

if to Peter Thiel:

Peter Thiel

c/o Thiel Capital LLC

9200 Sunset Boulevard, Suite 1110

West Hollywood, CA 90069

Email: legal@thielcapital.com

in each case, with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: John W. White

                 Johnny G. Skumpija

                 Nicholas A. Dorsey

Email:      jwhite@cravath.com

                 jskumpija@cravath.com

                 ndorsey@cravath.com

and

if to the Grantee:

Wilmington Trust, National Association

1100 N. Market Street

Wilmington, DE 19899

Attention: David Young

Email: DYoung@wilmingtontrust.com

Phone: 302-636-5216

Fax:     302-636-4149

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)

Entire Agreement. This Agreement, together with the corresponding proxies and powers of attorney contemplated herein, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f)

No Third-Party Beneficiaries. The Company is an express, intended third party beneficiary of this Agreement. This Agreement is not intended to, and does not, confer upon any Person other than the Company and the parties hereto any rights or remedies hereunder.

(g)

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)

Absence of Presumption. The parties hereto have participated jointly and were adequately represented by counsel in the arm’s-length negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)	Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any assignment shall be null and void.

(j)

Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that any party hereto otherwise has an adequate remedy at law.

(k)

Valid and Binding Agreement. The parties hereto acknowledge and agree that this Agreement is a valid and binding agreement, enforceable against each of the parties in accordance with its terms; that each party has been advised by counsel in the negotiation, execution and delivery of this Agreement; that no party will, directly or indirectly, contest the validity or enforceability of this Agreement on any grounds, including as being against public policy, as having been improperly induced or otherwise, whether by the initiation of any legal proceeding for such purpose or the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another person or otherwise; and that no party shall take, or cause any of its affiliates to take, any position or action contrary to the intent of this Agreement.

(l)

Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, such further reasonable acts, including in coordination with the Company, as may be reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement.

(m)

Grantee. If, at any time, the Grantee is not the same Person then serving as Trustee, the Continuing Founders shall use reasonable best efforts to cause such Person then serving as Trustee to become the Grantee, including by executing, and causing to be executed, an amendment to this Agreement and/or executing new or replacement proxies and powers of attorney hereunder.

(n)

Fiduciary Duties Exclusion. Notwithstanding anything to the contrary, nothing in this Agreement shall limit or restrict any party from discharging its fiduciary duty, if any, or require any action that would violate any applicable law or regulation, and nothing herein shall be interpreted to the contrary (it being understood that this Agreement shall apply to each Continuing Founder solely in such Continuing Founder’s capacity as a holder of voting securities of the Company).

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

FOUNDER

Name: Alexander Karp

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

FOUNDER

Name: Stephen Cohen

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

FOUNDER

Name: Peter Thiel

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE I

The Founders Fund, LP
The Founders Fund II, LP
The Founders Fund III, LP
The Founders Fund IV, LP

SCHEDULE II

Clarium L.P.
PT Ventures, LLC
STS Holdings II LLC

EXHIBIT A

PROXY AND POWER OF ATTORNEY

This Proxy and Power of Attorney (this “Proxy”) is executed by the undersigned (the “Grantor”) pursuant to the terms of that certain Voting Agreement dated as of [•], 2020, among Alexander Karp, Stephen Cohen, Peter Thiel and Wilmington Trust, National Association, as grantee (the “Grantee”) (as amended or modified from time to time, the “Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Proxy, the Grantor agrees as follows:

(a) the Grantor hereby constitutes and appoints the Grantee, with full power of substitution and re-substitution, to be its true and lawful proxy and attorney to vote (including a vote of “withhold” or “abstain” that may not constitute a “vote” under the applicable voting standard required to approve a matter or elect a director nominee at a meeting of the stockholders of the Company), or to deliver consent or not deliver consent with respect to, all of the Grantor’s Subject Shares in the manner provided in Section 3 of the Agreement, and to take any other action reasonably necessary to effect the foregoing; [and]

(b) the proxy and power of attorney granted by clause (a) is coupled with an interest and shall be irrevocable as to the Subject Shares of the Grantor until the earliest of (i) the Expiration Date and (ii) such time as (A) the Grantor has transferred such Subject Shares to a Person that is not required to execute and deliver a proxy and power of attorney pursuant to Section 2 of the Agreement or, if so required, such proxy and power of attorney has been so delivered, (B) in the case of a Grantor that is a controlled affiliate of a Continuing Founder on the date hereof, the date the Grantor ceases to be a controlled affiliate of a Continuing Founder and (C) in the case of a Grantor that is a Founder on the date hereof, the date such Grantor ceases to be a Continuing Founder, in each case in accordance with the terms of the Agreement, and in each case upon which date such proxy and power of attorney with respect to such Subject Shares shall be automatically revoked without further action by any Person[; and

(c) the Grantor shall, on or promptly after any applicable record date, furnish to the Grantee the number, by class or series, of the Subject Shares of each of the Grantor and, if applicable, his Designated Stockholder Parties and/or his controlled affiliates that have executed and delivered a proxy and power of attorney pursuant to Section 2 of the Agreement, in each case, as of such record date]1.

Any notice required or permitted by this Proxy or the Agreement or the subject matter hereof or thereof shall be given to the Grantor at the address listed below the Grantor’s signature below.

The provisions of Section 9(b), (c), (g), (i), (j), (k) and (l) of the Agreement are incorporated by reference herein and shall apply, mutatis mutandis, to this Proxy.

[1]	Clause (c) to be included for Founders only.

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EXECUTED AND DATED this _____ day of ______________, 20__.

[GRANTOR]:

By:
Name and Title

Address:

Fax:

Accepted and Agreed:

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:

Title:

[Signature Page to Proxy and Power of Attorney]